                                                                       Exhibit H

                        INTERNATIONAL MENU SOLUTIONS INC.

                                October 22, 1999

                           SPECIAL WARRANT CERTIFICATE

1.(a) This is to certify that for value received, Southbridge Equities Inc. (the
      "Holder"), is the registered holder of 888,889 Special Warrants of International Menu Solutions Inc. (the "Corporation") and is thereby entitled, without payment of any additional consideration, to be issued one Non-Voting Class X Exchangeable Share (an "Exchangeable Share") in the capital of the Corporation for each Special Warrant held (subject to adjustment in certain events) by surrendering to the Corporation at 350 Creditstone Road, Concord, Ontario, L4K 3Z2, at any time during the Exercise Period (defined below) and before the Expiry Time (defined below), this Special Warrant certificate, together with a notice of exercise in the form attached as Schedule "A" duly completed and executed. Surrender of this Special Warrant certificate will be effective on personal delivery to, or, if sent by mail or other means of transmission, on actual receipt by, the Corporation at the office specified above.

(b) The Special Warrants will be exerciseable during the period (the "Exercise Period") beginning on the date hereof and ending on the earlier of 4:30 p.m. (Toronto time) (i) on the day which is the 5th Business Day following the date of issuance by the Ontario Securities Commission (the "Commission") of a receipt (the "Receipt") for a (final) prospectus (the "Prospectus") filed in the province of Ontario (the "Filing Jurisdiction") in respect of the distribution to the public in Ontario of the Exchangeable Shares issuable upon exercise of the Special Warrants; and
      (ii) on October 22, 2000 (the "Expiry Time"). If, immediately prior to the expiry of the Exercise Period, any Special Warrants have not been exercised by the Holder, such Special Warrants shall be deemed to have been then exercised and surrendered by the Holder without any further action on the part of the Holder. In the event of such deemed exercise, the Corporation shall cause to be mailed certificates for the Exchangeable Shares issued upon such deemed exercise in the name of the Holder to its address as specified in the register for the Special Warrants.

(c) The Corporation covenants and agrees to use commercially reasonable efforts to file a preliminary prospectus within 90 days of the date of completion of the Additional Financing (as defined below) and use reasonable efforts to obtain the Receipt. In the event the Commission does not issue the Receipt dated (the "Receipt Date") on or before August 5, 2000 (the "Qualification Deadline"), the Holder shall be entitled to receive, without payment of any additional consideration, 1.1 Exchangeable Shares for each Special Warrant exercised thereafter, in lieu of one Exchangeable Share.

2. The Holder may exercise at any time and from time to time during the Exercise Period, and on or before the Expiry Time, the Special Warrants in respect of a number of Exchangeable Shares which is less than the total number of Exchangeable Shares into which the Special Warrants may be exercised. In such a case, the Holder shall be entitled to receive a new Special Warrant certificate in respect of the Special Warrants not then exercised. No fractional Exchangeable Shares will be issued upon exercise of the Special Warrants.

3.(a) The Corporation covenants and agrees to use reasonable commercial efforts to obtain a bona fide and arms' length commitment in writing to raise additional funds in the aggregate amount of not less than $7 million (the "Additional Financing") on or before 5:00 p.m. (Toronto time) on January 20, 2000 (the "Additional Financing Deadline") and to close the Additional Financing (the "Additional Financing Closing"), on or before March 30, 2000 (the "Additional Financing Closing Deadline").

(b) In the event that the Additional Financing Closing has not occurred prior to the expiry of the Additional Financing Closing Deadline, the terms of this Special Warrant certificate shall on the fifth business day following the Additional Financing Closing Deadline be automatically amended (the "IMSC Amendment") without any further act on the part of either the Holder or the Corporation such that it shall entitle the Holder, without payment of any additional consideration, to be issued one (1) share of Common Stock (an "IMSC Share") of International Menu Solutions Corporation ("IMSC") in lieu of one (1) Exchangeable Share. In such event, all references herein to the Exchangeable Shares shall be deemed to be references to the IMSC Shares, mutatis mutandis and with respect to the exercise of this Special Warrant, all references to the Corporation shall be deemed to be references to IMSC. The Corporation, IMSC and the Holder have entered into an agreement dated October 22, 1999 (the "Southbridge Support Agreement") pursuant to which IMSC has provided certain covenants in favour of the Corporation and the Holder and has agreed to take certain actions to ensure that the Corporation will be able to cause to be delivered IMSC Shares to the Holder in satisfaction of the obligations of the Corporation under this Special Warrant certificate.

(c) In the event that this Special Warrant is subject to the IMSC Amendment as specified in clause (b) above, IMSC hereby covenants and agrees to use commercially reasonable efforts to prepare, file and obtain a receipt from the Commission for a (final) prospectus qualifying the distribution of the IMSC Shares to the public in the Province of Ontario on or before August 5, 2000 (the "IMSC Prospectus Deadline"). In the event that IMSC fails, for any reason, to obtain a final receipt for such prospectus dated on or before the IMSC Prospectus Deadline, the terms of this Special Warrant shall be automatically and immediately amended without any further act on the part of the Corporation, IMSC or the Holder such that the Holder is thereafter entitled, without payment of any additional consideration, to 1.1 IMSC Shares upon the exercise of this Special Warrant, in lieu of one IMSC Share.

(d) In the event that prior to the expiry of the Additional Financing Closing Deadline neither of the following has occurred:

      (i) the Corporation completed the sale of special warrants or otherwise raised additional funds in the aggregate amount of not less than $7 million at an effective price per Exchangeable Share or IMSC Share of at least (U.S.)$3.65; or

      (ii) the weighted average trading price of IMSC Shares during any period of 20 consecutive trading days (the "Trading Period") is at least (U.S.)$4.00 per IMSC Share and the average daily trading volume during the Trading Period is greater than or equal to 20,000 IMSC Shares per day;

      the terms of this Special Warrant certificate shall be automatically amended immediately following the expiry of the Additional Financing Closing Deadline without any further act on the part of the Corporation or the Holder such that the Holder is thereafter entitled, without payment of any additional consideration, to 1.2 Exchangeable Shares upon the exercise of this Special Warrant, in lieu of one Exchangeable Share.

4. The holding of Special Warrants under this Special Warrant certificate does not make the Holder a shareholder of the Corporation or IMSC, nor does it entitle the Holder to any voting right or interest with respect to the Corporation or IMSC except as is expressly provided in this Special Warrant certificate.

5. Schedule "A", Schedule "B" and Schedule "C" form part of this Special Warrant certificate and, without limitation, the Holder shall be entitled to the additional rights contained in Schedule "B" attached hereto.

6. Unless such transfer is to an "Affiliate" (as such term is defined in the Securities Act (Ontario)) of the Holder, Special Warrants may only be transferred once the conditions in Schedule "C" forming part of this Special Warrant certificate have been met. Additionally, any such transfer may only be effected if in compliance with applicable law and policy of any applicable regulatory body on the register kept at the Corporation at its principal office by the Holder or the Holder's legal representative or duly-appointed attorney by an instrument in writing in form and execution satisfactory to the Corporation, acting reasonably (the "Instrument"). The Corporation will deem and treat the registered owner of any Special Warrants as the beneficial owner thereof for all purposes. Upon compliance with the foregoing conditions and the surrender by the Holder to the Corporation at its principal offices at 350 Creditstone Road, Concord, Ontario, L4K 3Z2 of the Special Warrant certificate representing the Special Warrants then outstanding, the Corporation shall execute and cause to be personally delivered to the person or persons specified in the Instrument a new certificate for the Special Warrants transferred at the respective address or addresses specified therein, registered in the name of the transferee evidencing such transferred Special Warrants. If less than all Special Warrants represented by the Special Warrant certificate surrendered are transferred, the Holder shall be entitled to receive, in the same manner, a new Special Warrant certificate registered in its name evidencing the Special Warrants not so transferred. All Special Warrant certificates surrendered for registration of transfer shall be cancelled.

7. From time to time the Corporation may, subject to the provisions of this Special Warrant certificate, and provided that the Corporation shall have first obtained the prior written approval of the Holder to the proposed alteration or amendment, execute and deliver by its proper officers, instruments supplemental hereto, which thereafter shall form part hereof, for any one or more or all of the following purposes:

      (a) setting forth adjustments in the application of Section One of Schedule "B";

      (b) adding to the provisions hereof such additional covenants and enforcement provisions as in the opinion of counsel are necessary or advisable, provided that the same are not in the reasonable opinion of the Holder and its counsel prejudicial to the Holder;

      (c) adding to or amending the provisions hereof in respect of the transfer of Special Warrants, making provision for the exercise of Special Warrants, and making any modification in the form of the Special Warrant certificates which does not affect the substance thereof;

      (d) amending any of the provisions of this Special Warrant or relieving the Corporation from any of the obligations, conditions or restrictions herein contained, provided that no such amendment or relief shall be or become operative or effective if, in the reasonable opinion of the Holder and its counsel, such amendment or relief impairs any of the rights of the Holder; and

      (e) for the correction or rectification of any ambiguities, defective or inconsistent provisions, errors or omissions herein.

In the case of the consolidation, amalgamation, arrangement, merger or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation ("successor corporation"), the successor corporation shall be bound by all the provisions hereof including the due and punctual performance of all covenants of the Corporation and forthwith following the occurrence of such event the successor corporation resulting from such consolidation, amalgamation, arrangement, merger or transfer (if not the Corporation) shall expressly assume, by supplemental certificate satisfactory in form and substance to the Holder and executed and delivered by such successor corporation to the Holder, the due and punctual performance and observance of each and every covenant and condition of this certificate to be performed and observed by the Corporation.

8. Time shall be of the essence hereof. This Special Warrant certificate shall be governed by and construed in accordance with the laws in force in the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

9. All dollar amounts herein are expressed in lawful money of Canada.

10. This Special Warrant shall only be exercisable upon the satisfaction of those conditions specified in Schedule "C" attached hereto or, where such satisfaction has not occurred in accordance with the deadlines set out in such schedule, upon occurrence of the IMSC Amendment.

      IN WITNESS WHEREOF, the Corporation has executed this Special Warrant certificate.

                                           INTERNATIONAL MENU SOLUTIONS
                                           INC.


                                           Per: /s/ [Illegible]
                                               ------------------------
                                                           PRESIDENT

                                  SCHEDULE "A"

                               NOTICE OF EXERCISE

TO: International Menu Solutions Inc.

The undersigned hereby exercises the right to subscribe for __________________ Class X Exchangeable Shares of International Menu Solutions Inc. (the "Company") or such number of other securities or property to which such Special Warrants entitle the undersigned in lieu thereof or in addition thereto under the provisions of the Terms and Conditions of the Special Warrant certificate. If any of the Class X Exchangeable Shares are to be issued to a person or persons other than the undersigned in those circumstances as set forth in the Special Warrant certificate, the holder must pay to the Company all requisite stamp and security transfer taxes or other governmental charges related thereto.

Such Class X Exchangeable Shares should be delivered to the following address in the name of the person(s) listed below.

(PRINT CLEARLY)

Name:___________________________________________________________________________

Address in full:________________________________________________________________

________________________________________________________________________________

Number of Special Warrants being exercised: ________________________

DATED this _______ day of _______________________, _______.


                                  ______________________________________________
                                  Signature of Special Warrant Holder

                                  ______________________________________________
                                  Name of Special Warrant Holder
                                  (As registered on Special Warrant Certificate)

                                  ______________________________________________

                                  ______________________________________________

                                  ______________________________________________
                                  Print Full Address

                                  SCHEDULE "B"

1. Adjustment of Subscription Rights

            Subject to Sections 2 and 3, if at any time after the date hereof and prior to the Expiry Time any Special Warrants remain unexercised and there shall be:

      (a) a reclassification of the Exchangeable Shares outstanding at the time or a change of the Exchangeable Shares into other shares or securities or a subdivision or consolidation of the Exchangeable Shares into a greater or lesser number of shares or securities any other capital reorganization;

      (b) a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other corporation (other than a consolidation, amalgamation, arrangement or merger which does not result in any reclassification of the outstanding Exchangeable Shares or a change of the Exchangeable Shares into other shares or securities);

      (c) a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or other entity; or

      (d) an issue or distribution to the holders of all or substantially all of the Corporation's outstanding Exchangeable Shares, or other securities of the Corporation by way of dividend or otherwise, of securities of the Corporation including rights, options or special warrants to acquire Exchangeable Shares, or other securities of the Corporation or securities convertible into or exchangeable for Exchangeable Shares of the Corporation, or any property or assets including any evidences of indebtedness, other than securities issued pursuant to the Corporation's stock option plans, any such events being called a "Capital Reorganization", the holder of any Special Warrant who thereafter shall exercise its right to acquire Exchangeable Shares thereunder shall be entitled to receive, and shall accept for no extra cost, in lieu of the number of Exchangeable Shares to which he was theretofore entitled upon such exercise, the kind and amount of Exchangeable Shares, or other securities or property which such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof or the record date, as the case may be, he had been the registered holder of the number of Exchangeable Shares and to which he was theretofore entitled to acquire upon such exercise. If determined appropriate, adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth hereinafter in this Section 1 with respect to the rights and interest thereafter of Special Warrantholders to the end that the provisions set forth hereinafter in this Section 1 shall thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any Exchangeable Shares, other securities or other property thereafter deliverable upon the exercise of any Special Warrant.

2. Adjustment Rules

      (a) The adjustments provided for in Section 1 are cumulative and shall apply (without duplication) to successive Capital Reorganizations or other events resulting in any adjustment under the provisions of Section 1; provided that, notwithstanding any other provision of this Section 2, no adjustment shall be made in the number of Exchangeable Shares which may be acquired on the exercise of a Special Warrant unless it would result in a change of at least one-hundredth of a share or a warrant (provided, however, that any adjustments which by reason of this subsection 2(a) are not required to be made shall be carried forward and taken into account in any subsequent adjustment).

      (b) In the event of any question arising with respect to the adjustments provided for herein, such question shall be conclusively determined by a firm of chartered accountants appointed by the Corporation and acceptable to the Holder acting reasonably (who may be the Corporation's auditors); such chartered accountants shall have access to all necessary records of the Corporation and such determination shall be binding upon the Corporation and the Holder absent manifest error. In the event that any such determination is made, the Corporation shall deliver a certificate to the Holder describing such determination.

      (c) No adjustment in the number of Exchangeable Shares which may be acquired upon exercise of a Special Warrant shall be made in respect of any event described in Section 1 if Special Warrantholders are entitled to participate in such event on the same terms mutatis mutandis as if Special Warrantholders had exercised their Special Warrants prior to or on the effective date or record date of such event.

      (d) In case the Corporation after the date of this Special Warrant certificate shall take any action affecting the Exchangeable Shares other than actions described in this Section 2, which in the opinion of the directors would materially affect the rights of Special Warrantholders, the number of Exchangeable Shares which may be acquired upon exercise of a Special Warrant shall be adjusted in such manner and at such time, by action by the directors, in their sole reasonable discretion as they may determine to be equitable in the circumstances provided that no such adjustment will be made unless prior approval of any stock exchange on which the Exchangeable Shares are then listed for trading has been obtained. Failure of the directors to make such an adjustment shall be prima facie evidence that the directors have determined that it is equitable to make no adjustment in the circumstances. In the event that any such adjustment is made, the Corporation shall deliver a certificate to the Holder describing such adjustment. In the event that no such adjustment is made, the directors shall provide written notice to the Holder of such determination.

      (e) If the Corporation shall set a record date to determine the holders of the Exchangeable Shares for the purpose of entitling them to receive any issue or distribution or for the issue of any rights, options or warrants and shall thereafter and before such distribution or issue to such shareholders legally abandon its plan to make such distribution or issue, then no adjustment in the number of Exchangeable Shares which may be acquired upon exercise of any Special Warrant shall be required by reason of the setting of such record date.

3. Proceedings Prior to any Action Requiring Adjustment

            As a condition precedent to the taking of any action which would require an adjustment pursuant to Section 1, the Corporation shall take any action which may, in the opinion of counsel, be necessary in order that the Corporation or any successor to the undertakings or assets of the Corporation will be obligated to and may validly and legally issue as fully paid and non-assessable all the Exchangeable Shares or other securities or property which the holders of the Special Warrants are entitled to receive on the full exercise thereof in accordance with the provisions hereof.

4. Notice of Adjustment

            Promptly after the occurrence of any event which requires an adjustment in any of the subscription rights pursuant to any of the Special Warrants pursuant to this Special Warrant certificate, the Corporation shall forthwith deliver to the Holder a certificate of the Corporation specifying the particulars of such event and the required adjustment and the computation of such adjustment and give notice to the Holder of the particulars of such event and the required adjustment in the manner provided in Subsection 5(b) hereof.

5. General Covenants of the Corporation

            The Corporation hereby covenants and agrees with the Holder as follows:

      (a) The Corporation covenants and agrees that it is duly authorized to enter into and perform its obligations under this Special Warrant certificate and that the Special Warrants are valid and enforceable against the Corporation.

      (b) The Corporation will cause the certificates representing the Exchangeable Shares to be duly issued and delivered. At all times until the Expiry Time while any of the Special Warrants are outstanding, the Corporation shall reserve and there shall remain conditionally allotted but unissued out of its authorized capital a number of Exchangeable Shares sufficient to satisfy the exercise of all Special Warrants then outstanding. All Exchangeable

            Shares issued upon the exercise of the Special Warrants shall be fully paid and non-assessable.

      (c) The Corporation covenants and agrees that all things necessary have been done and performed to create the Special Warrants and to make the Special Warrants and this Special Warrant certificate legal, valid and binding upon the Corporation with the benefits and subject to the terms of this Special Warrant certificate. The Corporation will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required by the Holder for the better accomplishing and effecting of the intentions and provisions of this Special Warrant certificate.

      (d) Subject to the express provisions hereof, the Corporation will carry on and conduct and will cause to be carried on and conducted its business in a proper and efficient manner and will cause to be kept proper books of account in accordance with generally accepted accounting practice; and, subject to the express provisions hereof, it will do or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, provided, however, that nothing herein contained shall prevent the amalgamation, consolidation, merger, sale, winding up or liquidation of the Corporation or any subsidiary of the Corporation or the abandonment of any rights and franchises of the Corporation or any subsidiary of the Corporation if, in the opinion of the board of directors of the Corporation or officers of the Corporation, it would be advisable and in the best interests of the Corporation or of such subsidiary of the Corporation to do so.

      (e) The Corporation shall take all such steps and actions and do all such things as may reasonably be necessary to maintain the listing and posting for trading on a stock exchange of those Exchangeable Shares currently listed and posted for trading and to maintain any status it now has or subsequently obtains as a "reporting issuer", or the equivalent thereof, not in default in the Filing Jurisdictions until December 31, 2004.

      (f) The Corporation shall use its best efforts to as soon as practicable satisfy the conditions set out in Schedule "C" hereto.

      (g) The Corporation shall not, from and including the date hereof to and including the Expiry Time: (i) on or in respect of its Exchangeable Shares, announce, declare or pay any dividends or make any other corporate distribution or return of capital or income, whether in money or in securities of the Corporation; or (ii) purchase, redeem or retire any of its issued share capital, unless the same distribution is made in respect of each Special Warrant then outstanding and as if each holder of such Special Warrants was the holder of the number of Exchangeable Shares which such holder of such Special Warrants is entitled to receive upon the exercise of its Special Warrants as at such date.

      (h) If the Corporation, from and including the date hereof to and including the Expiry Time, becomes obligated to make and makes any distribution in property, other than in money, or securities of the Corporation (including, without limitation, rights, options or warrants to acquire Exchangeable Shares or securities convertible into or exchangeable for Exchangeable Shares and including evidences of its indebtedness) on or in respect of its Exchangeable Shares (collectively, "Property"), the Corporation agrees that it will make the same distribution of property or securities in respect of each Special Warrant then outstanding and as if each holder of such Special Warrants was the holder of the number of Exchangeable Shares which such holder of such Special Warrants is entitled to receive upon the exercise of its Special Warrants as at such date.

      (i) The Corporation will make all requisite filings, including filings with the appropriate securities commissions, in connection with the exercise of the Special Warrants and the issue or transfer, as the case may be, of the Exchangeable Shares.

      (j) The Corporation will use its best efforts to prepare and file, under the laws of the Filing Jurisdictions, and will use all commercially reasonable efforts to obtain receipts for a preliminary prospectus promptly after the Additional Financing Deadline and will prepare and file other documents relating to the distribution of the Exchangeable Shares.

      (k) The Corporation will use all commercially reasonable efforts to satisfy as expeditiously as practicable any comments with respect to the preliminary prospectus made by the Commission.

      (l) The Corporation will use its commercially reasonable best efforts to obtain a receipt for the Prospectus from the Commission not later than the Qualification Deadline.

      (m) The Corporation will use reasonable commercial efforts to complete a financing with a third party or parties by the issuance of special warrants exchangeable on a one to one basis into Exchangeable Shares with substantially similar terms as the Special Warrants evidenced by this Special Warrant certificate, save for the purchase price per special warrant in the aggregate amount of $20 million on or before the Additional Financing Deadline.

6. Notice

      (a) Any notice to the Corporation under the provisions hereof shall be valid and effective if delivered by hand or private courier to the Corporation, to the attention of the President at 350 Creditstone Road, Concord, Ontario, L4K 3Z2 and any notice so delivered shall be deemed to be validly given when delivered. The Corporation may from time to time notify the Holder of a change in address which thereafter, until changed by like notice, shall be the address of the Corporation for all purposes of this Special Warrant certificate.

      (b) Unless herein otherwise expressly provided, any notice to be given hereunder to a Holder shall be deemed to be validly given if delivered by hand or private courier, addressed to the Holder at its post office address appearing on the records of the Corporation and shall be deemed to have been given when delivered. In determining under any provision hereof the date when notice of any meeting or other event must be given, the date of giving notice shall be excluded and the date of the meeting or other event shall be included. Accidental error or omission in giving notice to any Holder shall not invalidate any action or proceeding founded thereon.

                                  SCHEDULE "C"

                    CONDITIONS TO EXERCISE OF SPECIAL WARRANT

      This Special Warrant may only become exercisable into Exchangeable Shares upon the satisfaction of each of the following conditions:

      (a) The Corporation shall have amended its articles of incorporation removing any "private company" restrictions therefrom and amending the provisions attaching to the Exchangeable Shares in a form satisfactory to the Holder acting reasonably;

      (b) IMSC shall have amended its certificate of incorporation, creating the IMSC Special Voting Share the provisions of which shall be satisfactory to the Holder acting reasonably and cancelling all of the Class N Shares of the Corporation;

      (c) Each of the Corporation, IMSC and a trustee reasonably satisfactory to the Holder shall have executed a Voting Agreement in a form satisfactory to the Holder acting reasonably and relating to the IMSC Special Voting Share and to the voting rights attaching to the Exchangeable Shares;

      (d) The Corporation and IMSC shall have amended the support agreement made as of the 16th day of July, 1998 between the Corporation and IMSC (formerly known as "ANM Holdings Corporation") in a form satisfactory to the Holder acting reasonably.

In the event that all of the above-mentioned conditions are not satisfied on or before the earlier of the Receipt Date or the Qualification Deadline, the IMSC Amendment shall automatically and immediately occur, without any further act of the Holder, the Corporation or IMSC.

In the event that at a meeting of the shareholders of the Corporation at which the amendment to the articles of incorporation set out in paragraph (a) above is to be voted on or, a meeting of the shareholders of IMSC at which the amendment to the certificate of incorporation set out in paragraph (b) above is to be voted on, either such amendment is not passed by the requisite number of votes, the IMSC Amendment shall immediately following such meeting, as the case may be, automatically occur, without any further act of the Holder, the Corporation or IMSC.